EXHIBIT 99

CONFIRMING STATEMENT

        This Statement confirms that the undersigned has authorized and designated Jui-Kung Wang, and in the alternative then either Sueling Wang or Morris E. Van Asperen, of Color Imaging, Inc. to execute and file on the undersigned’s behalf all Forms 3, 4 and 5 and Schedules 13d and 13g (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned’s ownership of or transactions in securities of Color Imaging, Inc. The authority of the foregoing persons under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 and Schedules 13d and 13g with regard to the undersigned’s ownership of or transactions in securities of Color Imaging, Inc., unless earlier revoked in writing. The undersigned acknowledges that the foregoing persons are not assuming any of the undersigned’s responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

Dated as of 1/25 , 2005
/S/ JUI-HUNG WANG Jui-Hung (Jack) Wang